Exhibit 10.22

GMAC Inc.

200 Renaissance Center, M/C482-B14-D46, Detroit, MI. 48265

March 25, 2010

Sanjay Gupta

Re: GMAC Inc. Deferred Stock Units

Dear Sanjay:

As a result of a recent determination from the Office of the Special Master for TARP Executive Compensation, effective January 1, 2010 (the “Investment Date”), a portion of your annualized 2010 cash compensation, $2,208,333, will be deferred and invested in Deferred Stock Units (DSU”s) as described below.

This form of compensation remains subject to revision at any time in order to comply with any Federal law or regulation that may govern executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009, the Interim final Rules issued pursuant to this law, and the Troubled Asset Relief Program (collectively the “TARP Rules”). Additionally, the components of your total compensation, as well as the allocation of your total compensation among the various components may be prospectively adjusted at any time at GMAC’s sole discretion.

The value a DSU on the Investment Date will be based on the value of a Restricted Stock Unit on the Investment Date (as defined in the Long Term Equity Compensation Incentive Plan or “LTECIP”). The value at the time of any payment (“Settlement Date”) may differ, depending upon increases or decreases in GMAC’s value, as well as adjustments for recapitalization, merger, etc. as outlined in Section 6.2 of the LTECIP.

Unless otherwise specified in any plan document, DSUs will not determine any potential severance you may become eligible for. Rather, severance under any applicable plan will be determined based only upon your direct cash compensation in effect prior to the date of this letter.

Subject to requirements of any Federal laws or regulations that may govern executive compensation, including but not limited to the TARP Rules, settlement of your DSUs will be made as follows with each occurrence constituting a “Settlement Date”:

•	For 1/5 of each investment, on the first payroll following a date 12 months from Investment Date

•	For 1/5 of each investment, on the first payroll following a date 24 months from Investment Date

•	For 1/5 of each investment, on the first payroll following a date 36 months from Investment Date

•	For 1/5 of each investment, on the first payroll following a date 48 months from Investment Date

•	For 1/5 of each investment, on the first payroll following a date 60 months from Investment Date

These payments are not subject to forfeiture and will be made pursuant to this Settlement schedule, regardless of your employment status.

Additionally, to the extent that you received 2009 DSUs, pursuant to a recent determination from the Office of the Special Master for TARP Executive Compensation, your 2009 DSUs will settle on the same payment schedule as described above for 2010 DSUs. By signing below, you acknowledge and agree to this revised settlement schedule for any 2009 DSUs.

Sanjay Gupta

March 25, 2010

By signing below, you acknowledge your understanding that your DSUs are subject to the rules under Code Section 409A, and you agree and accept all risks (including increased taxes and penalties) resulting from Code Section 409A. In order to receive these DSUs, your signature is required no later than April 2, 2010. Please return the signed copy to Nancy Bechtel; Nancy.Bechtel@gmacfs.com; Phone (313) 656-3857.

Sincerely yours,

Anthony S. Marino
GMAC Group VP and Chief HR Officer
March 25, 2010

/s/ Sanjay Gupta	March 25, 2010
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I HEREBY DESIGNATE THE FOLLOWING BENEFICIARY TO RECEIVE ANY PAYMENTS SUBSEQUENT TO MY DEATH.

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